EXHIBIT 2.1

AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 4, dated as of August 4, 2025 (this “Amendment”), to that certain Agreement and Plan of Merger, dated as of April 18, 2023 (as amended, the “Merger Agreement”), is made by and among ENVOY MOBILITY, INC., a Nevada corporation (formerly Blink Mobility, LLC) (“Parent”), ENVOY TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and FORTIS ADVISORS LLC, a Delaware limited liability company (the “Equityholders’ Agent”). Parent, Company and Equityholders’ Agent are referred to herein sometimes individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not defined in this Amendment shall have the meaning ascribed to them in the Merger Agreement.

WHEREAS, Section 2.1(c)(i)(4)(B) of the Merger Agreement provides that Parent or Blink Charging Co. (“HoldCo”) may satisfy its Stock Consideration obligation to the Equityholders in either cash or shares of HoldCo Common Stock, or a combination thereof, subject to certain terms;

WHEREAS, the Parties now desire to amend the Merger Agreement to reflect an agreed-upon alternative structure for the satisfaction of the Stock Consideration obligation; and

WHEREAS, Section 9.11 of the Merger Agreement requires a written instrument signed by the Parties to amend, supplement or change the Merger Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendments

Section 2.1(c)(i)(4) of the Merger Agreement is hereby amended by inserting the following new subparagraph (C) at the end thereof:

“(C) Notwithstanding anything to the contrary in this Section 2.1(c)(i)(4), the Parties acknowledge and agree that Parent’s and HoldCo’s obligations to pay the Stock Consideration under this Section 2.1(c)(i)(4) shall be fully and completely satisfied with the following equity issuances to Equityholders:

(i) $10,000,000 in shares of HoldCo Common Stock, to be issued promptly after the date hereof. Such shares shall be valued based on the volume-weighted average trading price (as used in this subparagraph (C), VWAP) of HoldCo Common Stock for the twenty-five (25) trading days preceding the date of issuance. Upon issuance, the shares shall be fully vested, subject to applicable securities laws, the leak-out provisions of subsection (iii) below and the registration rights set forth in Annex A hereto.

(ii) Warrants exercisable for shares of HoldCo Common Stock having an aggregate notional value of $11,000,000, comprised of (A) $2,500,000 in value of warrants with the number of underlying warrant shares calculated and vesting based on $1.70 per share, (B) $2,500,000 in value of warrants with the number of underlying warrant shares calculated and vesting based on $2.10 per share, and (C) $6,000,000 in value of warrants with the number of underlying warrant shares calculated and vesting based on $4.85 per share. The exercise price for each warrant granted hereunder shall equal $0.01 per share (exercisable on a net exercise basis). Each respective tranche’s vesting condition shall be deemed satisfied upon Holdco Common Stock achieving the last reported sale equaling or exceeding $1.70, $2.10 and $4.85, as applicable, for seven (7) consecutive trading days. Such warrants shall become immediately exercisable into Holdco Common Stock when the respective tranche’s vesting price condition is satisfied and shall be subject to acceleration upon a Change of Control. All warrants granted under this Section 2.1(c)(i)(4)(C)(ii) shall expire twenty (20) months after the date of issuance. Upon exercise, the shares of Holdco Common Stock issued shall be duly and validly authorized and issued and fully paid and nonassessable, subject to applicable securities laws, the leak-out provisions of subsection (iii) below and the registration rights set forth in Annex A.

(iii) Leak-out Period. The Stock Consideration issued pursuant to this subparagraph (C) (consisting of the HoldCo Common Stock described in subparagraph (i) above and the HoldCo Common Stock underlying the warrants described in subparagraph (ii) above) shall, for one hundred twenty (120) days following the date such shares first become freely tradable pursuant to applicable federal securities laws after issuance and/or exercise pursuant to this Section 2.1(c)(i)(4)(C)(i)-(ii), be subject to a leak-out period (“Leak-out Period”) that will allow each of the Equityholders to sell up to two percent (2%) of the aggregate Stock Consideration issued pursuant to this subparagraph (C) (with such two percent calculated based on the aggregate HoldCo Common Stock issuable to such Equityholder pursuant to subparagraph (i) above and the HoldCo Common Stock underlying the warrants described in subparagraph (ii) above) and received by such Equityholder on any trading day and up to twenty percent (20%) of such stock during any given month (which, for the avoidance of doubt, during the leak period, any such stock not sold shall not be credited to the following months’ respective 20% limits), in each case, on the exchange on which such stock is traded and subject to such shares becoming freely tradable in accordance with applicable federal securities laws. Notwithstanding the foregoing, in the final thirty (30) days of the Leak-out Period, any Equityholder may sell up to five percent (5%) of such stock on any trading day, rather than 2%, although the 20% cap shall continue to apply.

Any transfer or disposition of shares in violation of this provision shall be null and void ab initio. Holdco may, in its sole discretion, waive or modify the restrictions set forth herein upon written notice to the Equityholders.

Certain Adjustments. In the event of any stock split, reverse split, stock dividend, recapitalization, reclassification or similar event affecting HoldCo Common Stock, the number of shares of HoldCo Common Stock set forth in paragraph (i) above and the number of shares of HoldCo Common Stock underlying the warrants set forth in paragraph (ii) above shall be proportionately adjusted.

(iv) Equityholders’ Agent Report. The Equityholders’ Agent shall deliver to HoldCo on the date hereof a report identifying, with respect to each Equityholder: (A) the name of such Equityholder; (B) the number of shares of HoldCo Common Stock to which such Equityholder is entitled pursuant to paragraph (i) above; (C) the number of warrant shares to which such Equityholder is entitled pursuant to paragraph (ii)(A) above; (D) the number of warrant shares to which such Equityholder is entitled pursuant to paragraph (ii)(B) above; and (E) the number of warrant shares to which such Equityholder is entitled pursuant to paragraph (ii)(C) above

(v) Mutual Release and Satisfaction. Upon the issuance of the $10,000,000 in HoldCo Common Stock and the grant of all warrants described in Section 2.1(c)(i)(4)(C)(i)-(ii) (with the HoldCo Common Stock underlying such warrants authorized and available for issuance), (A) the Parties acknowledge and agree that all obligations of Parent and HoldCo with respect to the payment of Stock Consideration under Section 2.1(c)(i)(4) of the Merger Agreement shall be deemed fully satisfied, extinguished, cancelled and void, (B) such obligation shall be deemed released in full and shall be removed from the books and records of Parent and HoldCo (other than the continuing obligations associated with the Holdco Common Stock and warrants issued pursuant to Section 2.1(c)(i)(4)(C)(i)-(ii), including the registration rights set forth herein), and (C) each of the Parties, including the Equityholders’ Agent on behalf of the Equityholders, hereby grants the other Parties a full and final mutual release of all claims and liabilities relating to such released Stock Consideration obligations.

2. Miscellaneous Provisions

a. Defined Terms. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

b. Binding Effect. This Amendment No. 4 shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

c. Counterparts. This Amendment No. 4 may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

d. Agreement in Effect. Except as expressly amended herein, the Merger Agreement remains in full force and effect and is hereby ratified and confirmed.

e. Governing Law. This Amendment No. 4 shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 effective as of the day and year first above written.

ENVOY MOBILITY, INC.

By:	/s/ Aviv Hillo
Name:	Aviv Hillo, Esq.
Title:	General Counsel & EVP M&A

ENVOY TECHNOLOGIES, INC.

By:	/s/ Aric Ohana
Name:	Aric Ohana
Title:	CEO

FORTIS ADVISORS LLC, solely in its capacity as the Equityholders’ Agent

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

Acknowledged, Accepted and Agreed:

BLINK CHARGING CO.

By:	/s/ Michael Battaglia
Name:	Michael Battaglia
Title:	CEO

ANNEX A

Registration Rights

1. As soon as practicable after the date of this Amendment, but in any event no later than 30 days thereafter (the “Filing Date”), HoldCo shall cause a resale registration statement on Form S-1 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Stock Consideration issued by HoldCo to the Equityholders pursuant to Section 2.1(c)(i)(4)(C) of the Merger Agreement, and shall thereafter use its commercially reasonable efforts to have the Registration Statement declared effective not later than 90 days after the date of this Amendment, and to keep it effective until the earlier of (i) 18 months thereafter or (ii) when the Equityholders can sell all of the Stock Consideration without the need for current public information or other restriction pursuant to Rule 144 under the Securities Act.

HoldCo shall (i) file with the Commission a request for acceleration of the Registration Statement in accordance with Rule 461 promulgated by the Commission pursuant to the Securities Act within five (5) business days of the date that HoldCo is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, (ii) prior to the effective date of a Registration Statement, file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Registration Statement within ten (10) business days after the receipt of comments by or notice from the Commission that such amendment is required in order for such Registration Statement to be declared effective. Notwithstanding the foregoing, in the event the Equityholders can sell all of the Stock Consideration without the need for current public information or other restriction pursuant to Rule 144 under the Securities Act, this provision shall not be applicable so long as HoldCo cooperates with the Equityholders to render all necessary opinions and take all necessary steps to accommodate such resales.

2. Until the Registration Statement has become effective under the Securities Act, each certificate representing the Stock Consideration and all certificates and instruments issued in transfer thereof shall be endorsed with the following restrictive legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF, AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, ASSIGNED OR PLEDGED EXCEPT IF REGISTERED UNDER APPLICABLE STATE BLUE SKY OR SECURITIES LAWS OR ANY EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE, ALL IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER OF SUCH SHARES.”

Upon the effectiveness of the Registration Statement, HoldCo shall, upon the request of any of the Equityholders (together with an appropriate legal opinion or other evidence satisfactory to HoldCo), issue to such Equityholders a replacement certificate without such legend in exchange for any such legended certificate.

3. HoldCo shall furnish to the Equityholders, at HoldCo’s expense, such number of copies of the Registration Statement and each amendment and supplement thereto, preliminary prospectus, final prospectus and such other documents as the Equityholders may reasonably request in order to facilitate the public offering of the Stock Consideration.

4. HoldCo shall promptly, at HoldCo’s expense, use its commercially reasonable efforts to register or qualify any shares of HoldCo common stock covered by the Registration Statement under such state securities or blue sky laws of such jurisdictions as the Equityholders may reasonably request, except that HoldCo shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified. In addition, HoldCo shall use its commercially reasonable efforts to cause all Stock Consideration covered by the registration statement to be listed on Nasdaq or other securities exchange or trading system on which similar securities issued by HoldCo are then listed.

5. HoldCo shall notify the Equityholders, promptly after it shall receive notice thereof, of the date and time when the Registration Statement and each post-effective amendment thereto has become effective or a supplement to any prospectus forming a part of the Registration Statement has been filed.

6. HoldCo shall advise the Equityholders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for the purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

7. (a) HoldCo agrees to bear all Commission registration and filing fees, printing and mailing expenses, fees and disbursements of counsel and accountants for HoldCo and all expenses and fees incident to an application for listing the Stock Consideration on Nasdaq; and (b) the Equityholders agree to bear all fees and disbursements of counsel engaged by the Equityholders or Equityholders’ Agent (subject to the last sentence of this Section 7) and for all underwriters, brokers and dealers engaged by the Equityholders in connection with the distribution of the Stock Consideration and any discounts, commissions and fees of any such underwriters, brokers and dealers, FINRA filing fees and expenses incurred by any person in connection therewith, and legal fees and disbursements and other expenses incurred by the Equityholders in complying with state securities or blue sky laws of any jurisdictions in which the Stock Consideration is to be registered or qualified (without limiting HoldCo’s obligations per Section 4 above). Notwithstanding the foregoing, HoldCo shall reimburse the Equityholders’ Agent for the fees and disbursements of a single legal counsel for the Equityholders’ Agent (on behalf of the Equityholders) in an amount not to exceed $30,000.00.

8. (a) HoldCo hereby agrees to indemnify and hold harmless the Equityholders from and against, and agrees to reimburse the Equityholders with respect to, any and all claims, actions (actual or threatened), demands, losses, damages, liabilities, costs and expenses to which the Equityholders may become subject under the Securities Act or otherwise, insofar as such claims, actions, demands, losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or are caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; provided, however, that HoldCo shall not be liable in any such case to the extent that any such claim, action, demand, loss, damage, liability, cost or expense is caused by an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by any of the Equityholders for use in the preparation thereof.

(b) Each of the Equityholders severally hereby agrees to indemnify and hold harmless HoldCo, its officers, directors, legal counsel and accountants and each person who controls HoldCo within the meaning of the Securities Act, from and against, and agrees to reimburse HoldCo, its officers, directors, legal counsel, accountants and controlling persons with respect to, any and all claims, actions, demands, losses, damages, liabilities, costs or expenses to which HoldCo, its officers, directors, legal counsel, accountants or such controlling persons may become subject under the Securities Act or otherwise, insofar as such claims, actions, demands, losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or are caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with information furnished in writing by the indemnifying Equityholder for use in the preparation thereof.

(c) If any claim shall be asserted against any person (an “Indemnified Person”) for which such person intends to seek indemnification pursuant to Section 8(a) or (b), as the case may be, such Indemnified Person shall give prompt written notice to HoldCo or the Equityholder or Equityholders, as the case may be, of the nature of such claim, but the failure to give such notice shall not relieve HoldCo or the Equityholder(s), as the case may be, of its obligations under this Annex A unless it has been prejudiced substantially thereby. HoldCo or the Equityholder(s) shall have the exclusive right to conduct, at its expense, through counsel of its own choosing, which counsel is approved by the Indemnified Person (which approval may not be unreasonably withheld), the defense of any such claim, and may compromise or settle such claims with the prior consent of HoldCo or the Equityholder(s) (which consent shall not be unreasonably withheld).